PRESS RELEASE


                                                                       Contact:
                                                           Patrick L. Alexander
                                          President and Chief Executive Officer
                                                                Mark A. Herpich
                                            Chief Financial Officer & Treasurer
                                                                 (785) 565-2000


FOR IMMEDIATE RELEASE
January 25, 2001


          MNB Bancshares, Inc. Announces Fourth Quarter Earnings and
                    Declares 31st Consecutive Cash Dividend


      (Manhattan, KS January 25, 2001) MNB Bancshares, Inc. (Nasdaq: MNBB), a bank holding company based in Manhattan, Kansas, reported that net earnings for the fourth quarter of 2000 were $310,000, an increase of 29%, compared to net earnings of $240,000 for the fourth quarter of 1999, according to Patrick
L. Alexander, President and Chief Executive Officer. The company also announced its Board of Directors declared a cash dividend of 6.25 cents per share to shareholders of record as of January 31, 2001, payable February 13, 2001. This marks the 31st consecutive quarterly dividend the company has paid. Diluted earnings per share for the fourth quarter of 2000 were $.20 versus $.15 for the fourth quarter of 1999. Cash earnings per share (diluted) for the fourth quarter of 2000 were $.24 versus $.19 for the fourth quarter of 1999. Cash earnings exclude the after-tax effect of amortization of intangibles. Net earnings for the year 2000 were $1,080,000, compared to 1999 net earnings of $904,000. Diluted earnings per share for 2000 were $.70 versus $.58 for 1999. Cash earnings per share (diluted) for 2000 were $.83 versus $.71 for 1999. The annualized return on average equity for the fourth quarter of 2000 was 8.75%. The annualized cash return on average equity for the fourth quarter of 2000 was 10.38%.

      Commenting on the earnings announcement, Alexander stated that, "Our 2000 fourth quarter net earnings increased $70,000 from last year's comparable quarter. Additionally, fourth quarter net interest income was $62,000, or 5%, greater than last year's comparable quarter. The efforts of our lending staff and the relationships they have established have resulted in an increase of $6.3 million in net loans outstanding from the prior year. The increase in net interest income was generally attributable to loan growth, across both our commercial and retail loan portfolios. These efforts are creating a more diversified loan portfolio and should continue to enhance our interest margins by countering interest margin pressures from our deposit base." Alexander further commented, "The continued growth in our loan portfolio, along with initiatives related to fee and service charge income which increased $88,000, allowed us to show a nice improvement in earnings over the fourth quarter of 1999."

      Alexander stated, "Our acquisition of the Wamego and Osage City branches of Commercial Federal Bank on July 21, 2000, along with our new west
Manhattan presence in the Dillon supermarket will enable the company to grow and expand relationships as well as improve our customers' banking convenience. These facilities complement our efforts to increase our volume of lower cost core transaction accounts allowing us to continue expanding our net interest margin."

      Net interest income before provision for loan losses increased $62,000, or 5%, to $1.3 million for the quarter ended December 31, 2000 compared to the same period in 1999. Average loans for the fourth quarter of 2000 were $93.6 million compared to average loans of $85.7 million for the fourth quarter of 1999. Non-interest income was $334,000 for the quarter ended December 31, 2000 compared to $239,000 for the same period in 1999. Contributing to this increase was an increase in fee and service charge income mentioned above and an increase in gains on sale of loans of $8,000. Non-interest expense increased $81,000, or 8%, for the fourth quarter of 2000 compared to the same period in 1999.

      Net interest income before provision for loan losses increased $287,000, or 6% to $4.8 million for 2000 compared to the prior year. Average loans for 2000 were $91.8 million compared to $80.0 million for 1999. Fees and service charges increased from $806,000 to $1,100,000, or by 37% for 2000, compared to 1999. Partially offsetting this increase was a decline in gains on sale of loans of $47,000, and a $30,000 loss on sale of investments during 2000. This loss on sale of investments resulted from restructuring the investment portfolio to obtain higher yielding investments. As a result, total non-interest income was $1,213,000 for the year ended December 31, 2000 compared to $1,003,000 in 1999. Non-interest expense increased $238,000, or 6% in 2000, compared to 1999, resulting from increased expenses for compensation and benefits, amortization, and occupancy and equipment. These increased expense categories, which related primarily to the opening and operating expenses of our new Dillons supermarket branch facility that opened in January 2000 and the Wamego and Osage City branch acquisitions during July 2000, were partially offset by reductions in professional fees, advertising and federal deposit insurance premiums.

      MNB Bancshares, Inc. (MNBB) is the holding company for Security National Bank. Security National Bank has branches in Auburn, Manhattan (2), Osage City, Topeka and Wamego, Kansas.

      Financial highlights for MNB Bancshares, Inc. are attached.

      Forward Looking Statements. This release may contain forward looking statements. Forward looking statements are identifiable by the inclusion of such qualifications as expects, intends, believes, may, likely or other indications that the particular statements are not based upon facts but are rather based upon the company's beliefs as of the date of this release. Actual events and results may differ significantly from those described in such forward looking statements, due to changes in the economy, interest rates or other factors. For additional information about the factors, please review our filings with the Securities and Exchange Commission.

                                      ###


CONDENSED CONSOLIDATED BALANCE SHEETS:
                                        (unaudited)
                                     At December 31,    At December 31,
ASSETS                                     2000               1999



Cash and cash equivalents            $ 3,833,693         $ 4,315,013
Investment securities                 47,648,561          45,005,468
Loans receivable, net (1)             94,057,104          87,720,201
Buildings & equipment, net             2,253,729           2,288,028
Other assets                           5,103,766           3,933,590

     TOTAL ASSETS                  $ 152,896,853       $ 143,262,300

LIABILITIES

Deposits                           $ 130,186,060       $ 112,336,329
Advances from FHLB and other
   borrowed money                      6,497,740          16,698,857
Other liabilities                      1,537,127             936,730

     Total liabilities               138,220,927         129,971,916

Stockholders' equity                  14,675,926          13,290,384

     TOTAL LIABILITIES AND STOCK-
       HOLDERS' EQUITY             $  152,896853       $  143,262,300



(1) Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.


===============================================================================

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):
                        Year ended December 31,  Three months ended December 31,
                           2000         1999          2000         1999



Interest income           $10,884,890  $9,550,534    $2,831,077   $2,504,130
Interest expense            6,035,407   4,987,702     1,580,601    1,315,406

Net interest income         4,849,483   4,562,832     1,250,476    1,188,724
Provision for loan losses      85,000      15,000        20,000       15,000
Net interest income after
  provision for loan losses 4,764,483   4,547,832     1,230,476    1,173,724

Non-interest income (2) (3) 1,212,532   1,002,509       333,620      238,819
Non-interest expense        4,421,021   4,182,785     1,131,077    1,050,542
Income tax expense            476,059     463,317       123,336      121,960

Net earnings              $ 1,079,935  $  904,239    $  309,683   $  240,041

Net earnings per share (4)
  Basic                   $      0.71  $     0.60    $     0.20   $     0.16
  Diluted                        0.70        0.58          0.20         0.15
  Cash Diluted (6)               0.83        0.71          0.24         0.19

Book value per share (4)  $      9.56  $     8.74    $     9.56   $     8.74

Shares outstanding at end
  of period                 1,534,828   1,521,397     1,534,828    1,521,397

Weighted average diluted
  common and common
  equivalent shares
  outstanding               1,553,766   1,558,853     1,556,505    1,557,761




(2) Total non-interest income includes gains on sale of loans of $30,049 for the three months ended December 31, 2000 compared to $21,933 for the three months ended December 31, 1999. Total non-interest income includes gains on sale of loans of $94,551 for the year ended December 31, 2000 compared to $141,501 for the year ended December 31, 1999.

(3) Total non-interest income includes loss on sale of investments of $0 and $30,368 for the three months and year ended December 31, 2000 compared to gain on sale of investments of $0 and $7,147 for the three months and year ended December 31, 1999, respectively.

(4) Net earnings per share and book value per share at or for the periods ended December 31, 1999 have been adjusted to give effect to the 5% stock dividend paid during August 2000.


===============================================================================

                         Year ended December 31, Three months ended December 31,
OTHER DATA (unaudited):            2000    1999       2000    1999


Return on average assets (5)          0.73%    0.65%     0.82%   0.67%
Cash return on average assets (5)(6)  0.88%    0.80%     0.97%   0.81%
Return on average equity (5)          7.95%    6.82%     8.75%   7.18%
Cash return on average equity (5) (6) 9.52%    8.37%    10.38%   8.70%
Equity to total assets                9.60%    9.28%     9.60%   9.28%



(5)  Information for the three months ended is annualized.
(6)  Cash earnings exclude the after-tax effect of amortization of goodwill.